Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated December 10, 2010 to

Pricing Supplements No. 32, 33, 34, 35, 36 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 26, 2010 and December 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	83.450%	$4,172,500	October 29, 2010
$5,000,000	83.025%	$4,151,250	November 2, 2010
$2,000,000	84.679%	$1,693,580	November 8, 2010
$3,000,000	84.855%	$2,545,650	November 9, 2010
$5,000,000	87.369%	$4,368,450	November 12, 2010
$2,000,000	87.369%	$1,747,380	November 12, 2010
$5,000,000	88.302%	$4,415,100	November 16, 2010
$5,000,000	88.302%	$4,415,100	November 16, 2010
$8,000,000	88.302%	$7,064,160	November 16, 2010
$10,000,000	87.944%	$8,794,400	November 17, 2010
$12,000,000	87.727%	$10,527,240	November 17, 2010
$2,000,000	84.772%	$1,695,440	November 18, 2010
$4,000,000	81.652%	$3,266,080	November 30, 2010
$2,000,000	81.652%	$1,633,040	November 30, 2010
$4,000,000	81.652%	$3,266,080	November 30, 2010
$3,000,000	83.439%	$2,503,170	December 3, 2010
$2,000,000	86.772%	$1,735,440	December 8, 2010
$17,000,000	87.734%	$14,914,780	December 9, 2010

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 26, 2010 and December 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	96.358%	$4,817,900	November 1, 2010
$3,000,000	96.542%	$2,896,260	November 3, 2010
$5,000,000	97.692%	$4,884,600	November 9, 2010
$3,000,000	97.692%	$2,930,760	November 9, 2010
$6,000,000	100.874%	$6,052,440	November 12, 2010
$5,000,000	100.874%	$5,043,700	November 12, 2010
$5,000,000	101.926%	$5,096,300	November 16, 2010
$4,000,000	101.926%	$4,077,040	November 16, 2010
$10,000,000	96.619%	$9,661,900	November 18, 2010
$2,000,000	93.271%	$1,865,420	November 30, 2010
$2,500,000	93.271%	$2,331,775	November 30, 2010
$3,000,000	97.606%	$2,928,180	December 7, 2010
$2,000,000	97.792%	$1,955,840	December 8, 2010

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 26, 2010 and December 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	113.825%	$1,138,250	October 29, 2010
$2,000,000	111.963%	$2,239,260	November 4, 2010
$2,000,000	112.586%	$2,251,720	November 9, 2010

$1,000,000	120.178%	$1,201,780	November 16, 2010
$2,000,000	114.339%	$2,286,780	November 18, 2010

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 26, 2010 and December 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,500,000	58.340%	$1,458,500	October 29, 2010
$2,000,000	59.481%	$1,189,620	November 8, 2010
$1,500,000	60.027%	$900,405	November 9, 2010
$2,000,000	61.650%	$1,233,000	November 15, 2010
$3,000,000	59.995%	$1,799,850	November 18, 2010
$2,000,000	59.995%	$1,199,900	November 18, 2010
$2,000,000	61.469%	$1,229,380	December 7, 2010
$2,000,000	62.490%	$1,249,800	December 8, 2010

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between October 26, 2010 and December 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	103.957%	$519,785	November 18, 2010
$2,500,000	107.201%	$2,860,025	December 9, 2010

Linked to the MLCX Grains Index®

— Total ReturnSM

Due February 13, 2023

The following issuances involved scheduled settlement between October 26, 2010 and December 9, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	66.122%	$661,220	November 18, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$180,500,000	89.125%	$160,870,230	$11,470.05(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $36,382.03 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $24,911.98 remains available for future offerings for such pricing supplements described above.